Exhibit 99.1

News Release

Amkor Technology to Redeem all $100 Million of its 6.25% Convertible
Subordinated Notes due 2013
CHANDLER, Ariz. — December 24, 2010 — Amkor Technology, Inc. (Nasdaq: AMKR) today announced that it will call for redemption all of the $100,000,000 aggregate principal amount outstanding of its 6.25% Convertible Subordinated Notes due 2013. The redemption date of the Notes will be January 26, 2011.
As provided in the Indenture for the 2013 Notes, holders may convert their Notes into Amkor Common Stock at any time prior to 5:00 p.m., Eastern Time, on January 25, 2011, at the conversion price of $7.49 per share. To the extent that holders of the 2013 Notes do not convert their Notes into Amkor Common Stock, the 2013 Notes will be redeemed for cash on January 26, 2011, at a redemption price of 102.344% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date. Any cash required for the redemption will be paid using cash on hand. The 2013 Notes are held by Mr. James J. Kim, Amkor’s executive chairman of the board of directors, and trusts for the benefit of certain Kim family members.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com
Contacts
Amkor Technology, Inc., Chandler
Greg Johnson
Sr. Director, Corporate Communications
480-559-5454
greg.johnson@amkor.com